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FOR IMMEDIATE RELEASE

Investor and Media Contacts:
HealthAxis.com                                       Digital Insurance, Inc.
Steven M. Kaplan                                     Theresa Hennessee
610-275-3800                                         404-531-9933
skaplan@healthaxis.com                               teresh@digitalinsurance.com


        HealthAxis.com Closes Previously Announced Agreement to Sell Its
                      Consumer Group to Digital Insurance

      HealthAxis.com Now A Pure Business-to-Business Internet Applications
                                    Provider

EAST NORRITON, PA and ATLANTA, GA, Oct 13, 2000 - HealthAxis.com, Inc., a subsidiary of HealthAxis Inc. (NASDAQ: HAXS) and a proven leader in Web-enabling healthcare payers, and Digital Insurance, Inc. an Internet Healthcare Group and Capital Z backed "digital health insurance agency" focused primarily on the small group market, announced today the successful completion of the sale of the assets comprising HealthAxis.com's Consumer Services Group to Digital Insurance. Under the terms of the transaction, Digital Insurance acquired HealthAxis.com's V3 presentation layer technology, certain hard assets and HealthAxis.com's existing block of in-force business.

HealthAxis.com has received $500,000, a promissory note in the amount of $500,000, subject to certain conditions, due in 2001, a long-term technology agreement providing for a guaranteed minimum of $3 million in professional services fees over 12 months, $3 million in software licensing fees over 30 months, an 11% equity stake in Digital Insurance and commissions to be earned. The transaction effectively closes HealthAxis.com's direct role in the sale of

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                                                 HealthAxis.com Closes D.I. Deal
                                                                October 13, 2000
                                                                     Page 2 of 4



insurance to consumers, and substantially reduces the Company's operating expenses. The Company is now 100% focused as a provider of Web-enabling technology to both payers and intermediaries. HealthAxis.com is a leader in the development of XML-based solutions for the healthcare payer Enterprise Application Integration market.

Michael Ashker, chief executive officer of HealthAxis.com said, "The close of the Digital Insurance deal fulfills our objective of repositioning HealthAxis.com squarely as a provider of XML-based connectivity solutions to carriers, intermediaries, TPA's and large employers such as state governmental agencies. With the sale of the Consumer Services Group complete we will endeavor to re-tell and clarify the HealthAxis.com story for customers and investors alike."

The HealthAxis health insurance distribution and administration platform delivered to Digital Insurance is an advanced technology platform for the sale and service of health insurance to small groups and individuals. The Company's proprietary technology provides robust functionality and cost efficiency for health insurance carriers and their trading partners.

Tom Usilton, chief executive officer of Digital Insurance said, "HealthAxis.com's technology will be the engine behind our operational platform. Their technology will allow Digital Insurance to provide its small business and individual health insurance clients a robust product choice and enable them to make quick purchasing decisions. DI's ability to provide straight through processing to the small business and individual market gives our clients a convenient and cost effective choice."

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                                                 HealthAxis.com Closes D.I. Deal
                                                                October 13, 2000
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About HealthAxis.com
--------------------
HealthAxis.com, a subsidiary of HealthAxis Inc., is a proven leader in web-enabling healthcare payers and those entities involved in the digital distribution of health insurance. The Company's proprietary workflow and business application software, built around an application service provider model, enables healthcare payers--carriers, third party administrators, and large, self-funded groups--to more efficiently capture, process, and share health plan data over the Internet. HealthAxis.com is headquartered in suburban Philadelphia, with significant operations in Dallas. The company employs over 350 IT professionals.



About Digital Insurance, Inc.
-----------------------------
Digital Insurance is an on-line distribution channel for web-enabled insurance carriers. The Company provides insurance distribution and administrative functions, including enrollment, to small and medium group employers. Digital Insurance is headquartered in Atlanta, Georgia, with operations in McLean, Virginia. Its capital partners are Internet HealthCare Group and Capital Z Partners.




Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements. For further information which could cause actual results to differ from the Company 's expectations, as well as other factors which could affect the Company 's and HealthAxis Inc.'s financial statements, please refer to HealthAxis Inc.'s reports filed with the Securities and Exchange Commission and the Digital Insurance, Inc. contact listed above.